CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 22, 2016, accompanying the financial statements of Investment Grade Income Trust, 10-20 Year Series 9 (included in Van Kampen Unit Trusts, Taxable Income Series 346) as of August 31, 2016, and for each of the three years in the period ended August 31, 2016 and the financial highlights for the period from September 9, 2011 (date of deposit) through August 31, 2012 and for each of the four years in the period ended August 31, 2016, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-175946) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 22, 2016